URBAN OFFICE PLACE	4949 SW Macadam Street, Portland Oregon, 97239

LICENSE AGREEMENT V1.31

A.

PARTIES

This LICENSE AGREEMENT (“Agreement”) is entered into by and between Urban Office Place, having an address of 4949 SW Macadam Street, in Portland, Oregon (“Urban Office Place,” “we” or “us”), and __________________________ (“Member” or “You”), as specified on the Membership Summary attached as the first page of this Agreement (“Membership Summary”).

B.

RECITALS

Urban Office Place offers workspace and office-related products and services to persons and entities for a fee. Member seeks workspace and certain office services offered by Urban Office Place.

Therefore, the parties hereby enter into the following License Agreement:

C.

LICENSE AGREEMENT

The parties to this Agreement, with the intent to be mutually and legally bound, agree as follows:

1.

License. Urban Office Place hereby grants Member the license and privilege to use the premises and Accommodations at Urban Office Place in accordance with the terms of this Agreement. The License granted by this Agreement is subject to and subordinate to all ground and underlying leases affecting the real property of which the Accommodations (as defined below) form a part. Member acknowledges that this Agreement constitutes a License only; it does not in any way constitute a lease or sublease, nor does it create any tenancy, leasehold or other real property interest in your favor with respect to any of the premises or Accommodations. The whole of the premises remains the property of Urban Office Place and remains in our possession and control. Member’s Agreement is the commercial equivalent of an agreement for accommodation in a hotel; the interest Member receives in this Agreement is simply the right to share the use of the premises so that Urban Office Place can provide Services to Member.

2.

Acceptance of Terms. Urban Office Place will provide to Member and Member’s registered Authorized Users (as further defined below) certain services, including but not limited to use of office space and use of certain office equipment (collectively, the “Services” as further detailed in the attached Exhibit A) all of which will be subject to the Community Standards, a copy of which is attached hereto as Exhibit B. The Services and Community Standards contained in Exhibits A and B are hereby incorporated into and made part of this Agreement. Urban Office Place retains the right to update, amend and/or change the Services and Community Standards at any time after written notice to Members at least 10 business days before the updates, amendments, or changes take effect. Any update or change to the Community Standards will be posted on Urban Office Place’s website and / or internally distributed from time to time.

3.

Term and Renewal. Member’s Agreement lasts for the Term Length specified on the Membership Summary (the “Term”). Upon expiration, the Term will automatically renew for successive periods of the same term length (but in no case for a period of less than one month), and upon the same terms and conditions, until brought to an end by Member or by Urban Office Place in accordance with the written notice provisions of this Agreement. Urban Office Place reserves the right to modify the License Fee upon renewal, with 30 days’ notice to Member. All Terms or renewal Terms shall run to the last day of the month in which they would otherwise expire. The License Fee on any renewal will be the License Fee listed on the front of the Membership Summary at the time of renewal. The renewal License Fee cannot be guaranteed if the terms of this Agreement are not renewed.

4.

Authorized Users. Subject to the Maximum Number of Desks designated in the Membership Summary, the Member may authorize only that number of total persons (“Authorized Users”) to use the Accommodation (as further defined below) in addition to those persons named on the Membership Summary. Member will use the form attached as Exhibit C, Authorized User Registration, to name initial Authorized Users and to add and remove Authorized Users from time to time, subject to approval by Urban Office Place, which approval shall not be unreasonably withheld, conditioned or delayed.

5.

Member’s Agents. Member agrees that Member is responsible for ensuring that all of Member’s Authorized Users, employees, guests, agents or representatives abide by the terms and conditions of this Agreement while visiting or using the Urban Office Place premises and/or the Accommodations or Services. Member agrees that Member is solely liable for the conduct of Member’s Authorized Users, employees, guests, agents or representatives.

6.

Transferability. The Agreement is personal to Member and Member cannot transfer it to anyone else. Urban Office Place may transfer the benefit of this Agreement and our obligation under it at any time after written notice to Member at least 10 days prior to the transfer.

7.

Bringing Your Agreement to an End. Either party can terminate this Agreement, effective at the End Date stated on the Membership Summary, or at the end of any extension or renewal period, by giving written notice to the other at least 30 days in advance. If Member terminates the Agreement with written notice less than 30 days before the termination date, Member forfeits Member’s deposit. Notice shall be delivered in person or by US mail or other such service to the party at the address listed on the Membership Summary. Member may also provide notice via email, sent to: scott@urbanofficeplace.com .

8.

Authority to Contract. Member hereby represents and warrants that it has all requisite legal power and authority to enter into and abide by the terms and conditions of this Agreement and Community Standards and no further authorization or approval is necessary. Member further represents and warrants that its participation or use of the Services will not conflict with or result in any breach of any license, contract, agreement or other instrument or obligation to which it is a party.

D.

SERVICES INCLUDED IN YOUR LICENSE FEE

1.

Furnished Office Accommodation. Urban Office Place agrees to provide the number of fully furnished workrooms or desks (the “Accommodation(s)”) stated in the Membership Summary attached as the first page of this Agreement. The Membership Summary lists the Accommodations we have initially allocated for Member’s use. Occasionally, Urban Office Place may need to allocate different Accommodations, but these will be of equivalent size and we will attempt to obtain Member’s approval with respect to such different Accommodations in advance.

2.

Office Services. Urban Office Place agrees to provide the Membership Services (“Services”) described in Exhibit A to this agreement between 9 a.m. and 5 p.m. Monday through Friday. Special arrangements can sometimes be made for use of these Services outside normal operating hours. All Services are subject to the availability of the Urban Office Place team at the time of any service request. Urban Office Place will endeavor to respond to a Service request at the earliest opportunity, but will not be held responsible for any reasonable delay. If a request for a particular Service is excessive in Urban Office Place’s sole opinion, we reserve the right to charge an additional fee at the rates as published on Urban Office Place’s website or as determined by Urban Office Place.

3.

Availability and Warranty. Urban Office Place cannot guarantee a particular degree of availability for Member’s use of the Services. Urban Office Place warrants that the Services shall be provided and performed in a professional and workmanlike manner and shall conform to the description of the Services. If Urban Office Place fails to provide the Services as warranted, Member’s sole and exclusive remedy shall be the remedy of such failure to provide Services by Urban Office Place within a reasonable time after Member’s written notice of the failure to Urban Office Place. The above warranty is in lieu of all other terms, conditions and warranties, whether express or implied by usage, custom, statute or otherwise, related to the Services and manner in which Urban Office Place performs its obligations and exercises its rights, including, but not limited to, the description, performance, quality, suitability or fitness for any particular purposes, of the Services. Urban Office Place does not warrant that the Services will be uninterrupted or error-free.

E.

USING URBAN OFFICE PLACE

1.

On Moving In. Member will be asked to sign an inventory of all Accommodation(s), furniture and equipment permitted for Member’s use, together with a note of its condition, and details of the keys or entry cards issued to Member and Member’s Authorized Users. Member may at any time have as many employees working in the Accommodation(s) as there are allowable workstations. This number is noted on the Membership Summary. If at any time the number of people in Member’s designated Accommodation exceeds the number of workstations, Urban Office Place may levy, at its sole discretion an additional monthly, hourly or daily fee.

2.

The Nature of Your Business. Member must only use the Accommodations for office purposes, and only for the business stated in the Membership Summary or subsequently agreed upon with Urban Office Place. Business use of a “retail” nature, involving frequent visits by members of the public, is not permitted. Member must not carry on a business that competes with Urban Office Place’s business of providing serviced office or desk accommodations. Member must not use the name Urban Office Place or any of its associated companies in any way in connection with your business. Member must not use the name Urban Office Place with Member’s business, except for stating that Member’s business is located at the Urban Office Place’s premises.

3.

Your Name and Signage. Member may carry on business at Urban Office Place only in the name(s) (either personal or business) provided on the Membership Summary. Member may not put up any signs on the doors to the Accommodations or anywhere else, which are visible from outside the Accommodations provided without Urban Office Place’s prior approval.

4.

Your Address and Mail. If applicable, per Exhibit A, Member may use the Urban Office Place address designated on the Membership Summary as Member’s business address. During the Term of this Agreement, Urban Office Place grants a limited revocable license to receive mail, packages or other items addressed to Member at the premises. Urban Office Place shall place all mail, packages or any other items addressed to Member and received at the premises in Member’s designated mailbox located in the premises. Member acknowledges and agrees that Member’s designated mailbox is not secured and is open and accessible to any of Urban Office Place’s other members and any other persons who have access to the premises. It is Member’s sole responsibility to check its designated mailbox regularly and to remove any mail, packages or any other items addressed to Member. If Member’s designated mailbox becomes full or Member neglects to remove any mail, packages or other items addressed to Member, then Urban Office Place may, in its sole discretion, (i) store any of the Member’s excess mail, packages or other items at Member’s sole cost and expense or (ii) hold Member’s excess mail at Urban Office Place’s front desk . Urban Office Place shall not be responsible or liable in any way for any lost, stolen or misplaced mail, packages or other items addressed to Member at the premises and Member expressly and specifically waives, and agrees not to make any claim against Urban Office Place arising from any lost, stolen or misplaced mail, packages or other items.

5.

Taking Care of Our Property. Member agrees to take good care of all parts of the Urban Office Place’s premises, its equipment, fittings and furnishings, which are provided As-Is. Member must not alter any part of it or them. Member is liable for any damage caused by Member or those on the premises with Member’s permission or invitation, with the exception of normal wear and tear.

6.

Office Furniture and Equipment. Member must not install any furniture or office equipment, cabling, IT, or telecom connections without the consent of Urban Office Place, which may be refused at our absolute discretion. Additionally, Member shall not bring space heaters, humidifiers/dehumidifiers, microwaves, floor fans, anything with an open flame, electric kettles, hot plates, refrigerators, coffee machines, or other items that have high electrical usage or pose a fire risk. In no event will Urban Office Place be liable for any damage or loss of personal property sustained by Member.

7.

Keys and Security. Any keys, fobs, or entry cards assigned to Member remain the property of Urban Office Place at all times. Member must not make any copies of them or allow anyone else to use them. Any loss must be reported to Urban Office Place promptly and Member must pay the cost of replacement keys or cards and / or changing locks, if required. If Member is permitted to use the premises outside normal working hours, it is Member’s responsibility to lock the doors to the Accommodations and to the premises when Member leaves. All exterior doors at Urban Office Place will remain closed at all times, and Member is not permitted to prop open or permanently unlock any exterior door. Member will assume responsibility for any losses incurred from any door opened and not properly closed by member. If Member is found to prop or otherwise intentionally leave an Urban Office Place door open, Member will forfeit their membership and access to Urban Office Space effective immediately. Member acknowledges that their FOB keys assigned to them and their team are individually coded with Member’s name and that Urban Office Space tracks when each key is used, and may use that information to track Member’s usage of the space. If Member is found to share FOBs with other members or non-members, Member will forfeit their membership and access to Urban Office Space effective immediately.

8.

Use of Premises and Community Standards. Use of premises, including parking lot is at member’s own risk. Member must comply with all Community Standards (attached as Exhibit B, and as may be updated on the Urban Office Place website from time to time) posted by Urban Office Place, which we impose generally on users of the premises whether for reasons of comfort, health and safety, fire precautions or otherwise. Member’s continued use of the Services and/or premises constitutes Member’s acknowledgement and acceptance of updates to the Community Standards. Member acknowledges that Urban Office Place does not have any liability with respect to Member’s access, participation in, use of the Services, or any loss of information resulting from such participation or use. Member understands other persons and entities will have access to the premises and, therefore, Member shall not interfere with other persons or entities’ use of the premise. Member understands that Member shall not have the permanent use of any space in the premises except under written agreement with Urban Office Place.

9.

Safe Workplace. To ensure that Urban Office Place maintains a workplace safe and free of violence for all employees, members, and guests, Urban Office Place prohibits the possession or use of dangerous weapons on its property. All Urban Office Place employees, members, and guests are subject to this provision, including contract workers and temporary employees as well as visitors and customers on company property. A license to carry the weapon on the premises does not supersede Urban Office Place’s policy. “Premises” is defined as all company-owned or leased buildings and surrounding areas such as sidewalks, walkways, driveways and parking lots under the company’s ownership or control. “Dangerous weapons” include firearms, explosives, knives and other weapons that might be considered dangerous or that could cause harm.

10.

Insurance. Member is responsible for maintaining, at Member’s own expense and at all times during the Term, personal property insurance and commercial general liability insurance covering Member and Member’s Authorized Users for property loss and damage, personal injury of any person, and prevention of or denial of use of or access to all or part of the premises, with policy limits in the minimum amounts of $1,000,000 per occurrence and $2,000,000 in the aggregate. Member will ensure that Urban Office Place is named as an additional insured on the commercial general liability insurance policy and that under the property insurance policy Member waives any rights of subrogation Member may have against Urban Office Place or the landlord of the premises. Member shall provide a certificate of insurance showing Urban Office Place as an additional insured to Urban Office Place upon Member’s first use of the premises or earlier. Urban Office’s Insurance policies do not cover members or member belongings.

11.

Comply with the Law. As a condition of Member’s use of the Services, Member will not use the Services for any purpose that is unlawful or that is prohibited by these terms, conditions and notices. Specifically, but not limited to these examples, Member agrees:

a.

Member will not use the Services in any manner that could damage, disable, overburden, or impair any Urban Office Place server, or the network(s) connected to any Urban Office Place server, or interfere with any other party’s use and enjoyment of any of the Services.

b.

Member will not attempt to gain unauthorized access to any Services or account, computer systems, or networks connected to any Urban Office Place server or to any of the Services, through hacking, password mining or any other means.

c.

Member may not obtain or attempt to obtain any materials or information through any means not intentionally made available through the Services.

d.

Member will not illegally consume any marijuana or alcoholic beverages upon the premises, nor allow, permit or enable any guests, employees, agents or representatives to illegally consume alcoholic beverages on the premises (including but not limited to, allowing underage persons to consume alcohol or allowing intoxicated persons to leave the premises unsafely).

e.

Member will not use or be under the influence of any illegal or controlled substances on the premises, nor allow, permit or enable any guests, employees, agents or representatives to use or be under the influence of any illegal or controlled substance on the premises.

12.

Use of Network. Member must comply with any copyright notices, privacy policies, license terms or other notices appearing on screen or as part of any material on the Internet or on Urban Office Place’s network. Member must not copy, use or exploit such software or other material in any way, unless explicitly given permission to do so by Urban Office Place. Member must strictly comply with the terms of any such permission that we give. Urban Office Place does not make any representations as the security of the network (or the Internet) or of any information placed on it. Member should adopt whatever security measures (such as encryption) Member believes are appropriate to Member’s circumstances. Urban Office Place does not warrant that use of the network will be uninterrupted or error-free.

13.

Network and Equipment Warranties. The equipment, network, and wi-fi services are provided “as is,” without warranty of any kind, either express or implied. Neither Urban Office Place nor its associated parties warrant that the equipment or the services will (1) provide uninterrupted use, or operate without delay, or without error; or (2) be transmitted in uncorrupted form. All representations and warranties of any kind, express or implied, including but not limited to any warranties of performance, non-infringement, fitness for a particular purpose or merchantability, are hereby disclaimed and excluded unless otherwise prohibited or restricted by applicable law. The Services provided are not fail-safe and are not designed or intended for use in situations requiring fail-safe performance or in which an error or interruption in the Services could lead to severe injury to business, persons, property or environment (“High Risk Activities”). These High Risk Activities may include, without limitation, vital business or personal communications, or activities where absolutely accurate data or information is required. Member expressly assumes the risks of any damages resulting from High Risk Activities. Urban Office Place shall not be liable for any inconvenience, loss, liability, or damage resulting from any interruption of the Services, directly or indirectly caused by, or proximately resulting from, any circumstances, including, but not limited to, causes attributable to Member or Member-Equipment; inability to obtain access to the Service Locations; failure of any television signal at the transmitter; failure of a communications satellite; loss of poles or other utility facilities; strike; labor dispute; riot or insurrection; war; explosion; malicious mischief; fire; flood; lightening; earthquake, wind, ice, extreme weather conditions or other acts of God; failure or reduction of power; or any court order, law, act or order of government restricting or prohibiting the operation or delivery of the Services.

F.

PROVIDING THE SERVICES

1.

Access to Accommodations. Urban Office Place may enter Member’s Accommodations at any time. However, unless there is an emergency, Urban Office Place will, as a matter of courtesy, try to inform Member in advance when access is needed to carry out testing, repair or work other than routine inspection, cleaning and maintenance.

2.

Availability of Accommodations at Start of Agreement. If for any reason Urban Office Place cannot provide the Accommodation(s) stated in the Agreement by the date when the Agreement is due to start Urban Office Place will have no liability to Member for any loss or damages, but Member may cancel the Agreement without penalty and without the required written notice. Urban Office Place will not charge Member the License Fee for Accommodations until they become available.

3.

Suspension of Services. Urban Office Place may by notice suspend the provision of Services (including access to the premises) for reasons of political unrest, strikes, or other events beyond our reasonable control. Payment of the License Fee may also be suspended for the same period, at our sole discretion, in the event Services or access are suspended for an unreasonably long period.

4.

Terminating Your Agreement Immediately. Urban Office Place may terminate the Agreement immediately upon one of the circumstances listed below. If Urban Office Place terminates the Agreement for any of these reasons, Member’s outstanding obligations are not thereby terminated, and Member must pay for additional Services already used, as well as pay the License Fee for the remainder of the Term Length of the Agreement. Member must also indemnify Urban Office Place against all costs and losses incurred as a result of the termination. Urban Office Place may terminate the Agreement immediately if:

a.

Member becomes insolvent, goes into liquidation or becomes unable to pay its debts as they fall due;

b.

Member is in breach of one of Member’s obligations which cannot be put right or for which Urban Office Place has given Member notice to put right and which Member has failed to put right within fourteen days of that notice; or

c.

Member’s conduct, or that of someone at Urban Office Place with your permission or at your invitation, is incompatible with the Community Standards and/or ordinary office use.

5.

If Urban Office Place is Not Available. In the unlikely event that Urban Office Place is no longer able to provide the dedicated desk or office set forth in the Membership Summary, Urban Office Place will attempt to relocate Member to a comparable dedicated desk or office in the building. If a comparable dedicated desk or office is not available, then Member will have access to the coworking membership area at a reduced fee or the Agreement will end and Member will have to pay License Fees only up to the date of termination, until a comparable office or dedicated desk becomes available.

6.

When Your Agreement Ends. Upon termination of the Agreement, or if Member chooses to relocate to a different workroom or desk within Urban Office Place, a flat fee ($100.00 per workstation) will be assessed to cover the routine cost of repainting and redecorating the accommodation to return it to its original condition, in addition to general maintenance to the common areas of the premises in which Member has had access. Urban Office Place reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If Member leaves any of its own property in Urban Office Place, it may be disposed of in any way Urban Office Place chooses, without owing Member any responsibility for it or any proceeds of sale.

7.

Holding Over. If Member continues to use the premises after the Agreement has ended, Member will be responsible for any loss, claim or liability incurred by Urban Office Place as a result of Member’s failure to vacate on time.

G.

FEES

In the following clauses, references to “fees” alone means all of the standard service fees, Pay-As-You-Go fees, membership initiation fees, printing fees, and conference room fees, unless a particular fee is specified.

1.

Payment on Execution of License. Upon execution and delivery of this Agreement and the associated Membership Summary, Member will pay to Urban Office Place an amount equal to the first month’s License Fee (subject to applicable pro-ration), plus any applicable security deposit, taxes, and/or membership initiation fee as set out in the Membership Summary.

2.

Standard Services. The License Fee (as specified in the Membership Summary), plus appropriate taxes and all other fees and charges referred to in the Agreement or on the website, in accordance with the published rates which may change from time to time, are invoiced in respect of the Services to be provided during the following month in advance in full on the 1 st day of each month. No refund will be given for full months of less than 30 days, nor will any additional charge be levied for months of more than 30 days. For a license period of less than one month, the applicable fee will be applied on a pro-rated daily basis. Member agrees to pay promptly:

a.

All sales, use, excise and any other taxes, surcharges or license fees which are required by any governmental authority (and, at the request of Urban Office Place, will provide to us evidence of such payment);

b.

Any taxes paid by Urban Office Place on account of Member’s Accommodation, including, without limitation, any gross receipts, rent and occupancy taxes, surcharge fees or tangible personal property taxes, but excluding any taxes on the income of Urban Office Place.

3.

Pay-As-You-Go Services. Fees for Pay-As-You-Go Services (as set out in Exhibit A), are invoiced in arrears on the next month’s invoice, in conjunction with the Standard Services referred to above, and are due and payable on the 1st day of the month following the calendar month in which such invoice is given.

4.

Move Out Fee. For Workroom Members only, a fee of $100 will be due on the move out date in order to refurbish the space for new Member use. The move out fee will be deducted from Member’s Security Deposit as described below.

5.

Security Deposit. Member will be required to pay a Security Deposit equivalent to one month’s License Fee upon execution of this Agreement. Urban Office Place will hold this as security for performance of all Member obligations under this Agreement. The Security Deposit, or any balance after deducting outstanding fees, the $100 move out fee (if applicable), and other costs due to use, will be returned to Member within 30 days of the date Member has settled Member’s account in full. Urban Office Place may require Member to pay an increased deposit if outstanding fees exceed the Security Deposit held or Member frequently fails to pay invoices when due. If Member moves to a larger workroom or dedicated desk, Urban Office Place will increase the Security Deposit held and will invoice Member for the increase upon signing an amended agreement.

6.

Late Payment. If any payments are not received within three business days of the date due, then Urban Office Place may, in its sole discretion, charge Member a Late Fee (“Late Fee”). The Late Fee on overdue balances up to and including $1,000.00 is $25.00 plus 5% annual interest on the balance due. The amount of interest and fees we charge will be the lesser of the amounts stated, or the State’s legally enforceable maximum. In the case of U.S. Government Contracts, the amount of interest and fees Urban Office Place charges will be the lesser of the amounts stated or those set by the Secretary of the Treasury and implemented by the Prompt Payment Act.

7.

Insufficient Check Fees. Member will pay a fee of $25.00 or the maximum amount permitted by law for the return of any payment for insufficient funds.

8.

Disputes. If Member wishes to dispute any portion of the fees, charges or other amounts applicable to Member, Member agrees to pay the undisputed portion when due and Member must give Urban Office Place written notice of the amount and reasons for any disputed portion within five business days or waive Member’s right to dispute such fees, charges or other amounts.

9.

Subordination. Your Agreement is subordinate to Urban Office Place’s lease with Urban Office Place’s landlord and to any other agreements for which our lease with our landlord is subordinate.

10.

Annual Increases. For Agreements that have an original start and end date constituting more than a 12-month term, Urban Office Place reserves the right to increase the License Fee on each and every annual anniversary of the start date of your Agreement by 4% or the percent increase in the Consumer Price Index, as published from time to time by the Bureau of Labor Statistics, whichever is greater, or such other broadly equivalent index which we substitute, over the previous year.

H.

MISCELLANEOUS

1.

Non-Solicitation. While this Agreement is in force, and for a period of six months after it ends, Member must not solicit or offer employment to any of Urban Office Place’s current employees or anyone who has left our employment in the last three months. If this happens, Urban Office Place estimates our loss at the equivalent of one year’s salary for each of the employees concerned and Member must pay us damages equal to that amount.

2.

Notices. All formal notices must be in writing. Member is responsible for keeping an updated address of record on file with Urban Office Place. Any notices under this Agreement shall be delivered in person, by US mail or other such service to the party at the address listed on the Membership Summary, or to Urban Office Place via email at: scott@urbanofficeplace.com . Any such notice shall be considered delivered upon delivery in person, by US mail or email.

3.

Information Disclosure. Urban Office Place reserves the right at all times to disclose any information about Member, its participation in and use of the Services as Urban Office Place deems necessary to satisfy any applicable law, regulation, legal process, or governmental request, or to edit, refuse to post or to remove any information or materials, in whole or in part, in Urban Office Place’s sole discretion.

4.

Confidentiality. Each party acknowledges and agrees that in connection with this Agreement it may be exposed to Confidential Information of the other party.

a.

Definition. “Confidential Information” shall mean all information, in whole or in part, that is disclosed by a party or any person or entity using the Services or any employee affiliate, or agent thereof, that is non-public, confidential or proprietary in nature. Confidential information also includes, without limitation, information about business, sales, operations, know-how, trade secrets, business affairs, any knowledge gained through examination or observation of or access to the facilities, computer systems and/or books and records of a party, any analyses, compilations, studies, or other documents prepared by a party or otherwise derived in any manner from the Confidential Information that the receiving party is  obliged to keep confidential or knows or has reason to know should be treated as confidential. However, Confidential information shall not include (a) any information that is already public or becomes public through no fault of the receiving party; (b) information that, as of the time of receipt, by the receiving party is already known to or in the possession of the receiving party; (c) information that at any time is receiving in good faith by the receiving party from a third party who was lawfully in the possession of the information and who had the right to disclose it; (d) information that is disclosed to third parties by the disclosing party on a non-confidential basis; and (e) information that is independently developed by or on behalf of the receiving party without benefit of the transferred information.

b.

Protection of Confidential Information. Each party agrees to:

i.

Maintain all Confidential Information in strict confidence;

ii.

Not disclose Confidential Information to any third parties; and

iii.

Not use the Confidential Information in any way directly or indirectly detrimental to the disclosing party or any person or entity using Services.

c.

Ownership. All Confidential Information remains the sole and exclusive property of the respective disclosing party. Member acknowledges and agrees that nothing in this Agreement or its participation or use of the Services will be construed as granting any rights to it, by license or otherwise, in or to any Confidential Information or any patent, copyright or other intellectual property proprietary rights of Urban Office Place or any person or entity using the Services.

5.

Severability. In the event that any provision or portion of this Agreement or the Community Standards is determined to be invalid, illegal or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement or the Community Standards shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

6.

Disclaimer of Warranties. Except as set forth in this agreement, to the maximum extent permitted by applicable law, Urban Office Place provides the services “as is” and with all faults, and hereby disclaims with respect to the services all warranties and conditions, whether express, implied or statutory, including, but not limited to, any (if any) warranties, duties or conditions of or related to: merchantability, fitness for a particular purpose, lack of viruses, accuracy or completeness of responses, results, workmanlike effort and lack of negligence. Also, there is no warranty, duty or condition of title, quiet enjoyment, quiet possession, correspondence to description or non-infringement. The entire risk as to the quality, or arising out of participation in or the use of the services, remains with Member.

7.

Waiver of Claims. To the extent permitted by law, Member, on Member’s own behalf and on behalf of Member’s Authorized Users, employees, agents, guests, invitees or representatives, waive any and all claims and rights against Urban Office Place and our affiliates, parents, shareholders, members, profits unit holders, successors and individually (collectively, the “Licensor Parties”) resulting from injury or damage to, or destruction, theft, or loss of any property, person or pet.

8.

Limitation of Liability. The aggregate monetary liability, if any, Urban Office Place owes to Member or Member’s Authorized Users, employees, agents, guests, invitees or representatives for any reason and for all causes of action, will not exceed the total License Fees paid by Member to Urban Office Place under this Agreement in the twelve (12) months prior to the claim arising. Urban Office Place will not be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, personal injury, or loss of privacy, even in the event of the fault, tort (including negligence), strict liability, breach of contract or breach of warranty of Urban Office Place, and even if Urban Office Place has been advised of the possibility of such damages. Member acknowledges and agrees that Member may not commence any action or proceeding against Urban Office Place, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action’s accrual. The forgoing limitations, exclusions and disclaimers shall apply to the maximum extent permitted by applicable law, even if any remedy fails its essential purpose.

9.

Indemnification. Member releases, and hereby agrees to indemnify Urban Office Place from and against any and all claims, liabilities, and expenses, including reasonable attorneys’ fees, resulting from any breach of this Agreement by Member or Member’s Authorized Users, employees, agents, guests, invitees, representatives or pets, or any of your or their actions, errors and omissions, willful misconduct or fraud in connection with the participation in or use of the Services. Member is responsible for the actions of and all damages caused by all persons and pets that Member, Member’s Authorized Users or Member’s agents, employees, guests, invitees or representatives invited to enter any portion of the Premises. Member shall not make any settlement that requires a materially adverse act or admission by Urban Office Place or imposes any obligation upon Urban Office Place without our written consent. Urban Office Place shall not be liable for any settlement made without its prior written consent.

10.

Arbitration. Urban Office Place and Member mutually agree that any controversy or claim arising out of or relating to any aspect of the Member’s relationship with Urban Office Place or its affiliates, the Licensors, or their respective officers, employees, agents, Landlords, other Members or property manager, whether directly related to this Agreement or not, and whether arising before or after the date of this Agreement, which could have been brought in a court of law (“Covered Disputes”), shall be settled by arbitration administered by the Arbitration Service of Portland, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Covered Disputes include all claims, rights, demands, losses, and causes of action rising: in contract, whether express or implied; or in tort; or under any common law theories; or under any covenants of good faith and fair dealing; or under any Urban Office Place policy; or under any federal, state, or municipal statute, executive order, regulation or ordinance. This arbitration agreement shall not prohibit actions solely seeking injunctive relief necessary to protect either party’s rights. With the exception of actions set forth above, arbitration shall be the exclusive means through which Urban Office Place and Member may seek relief in connection with any Covered Disputes. Urban Office Place and Member expressly waive their right to a trial by judge or by jury of any Covered Dispute, as well as their right to appeal the decision rendered by the arbitrator except on the grounds that the decision was procured by corruption, fraud or other undue influence or on the grounds specifically set forth in a statute applicable to vacating an arbitration award under this arbitration agreement. Member agrees that if Member wishes to assert a claim against Urban Office Place or the Licensors, Member must present to Urban Office Place a written request for arbitration within 6 months of the date on which the Member knows or should have known of the Covered Dispute against Urban Office Place or the Licensors. Likewise, Urban Office Place must present a written request for arbitration to the Member against whom it wishes to assert a claim within the same time frame. Failure by either Member or Urban Office Place to present such a request within this time shall constitute a waiver of the right to recover relief in any forum in connection with the Covered Dispute. Unless otherwise agreed to by Member and Urban Office Place, the arbitration shall take place in Portland, Oregon. Member and Urban Office Place shall select a single arbitrator in accordance with applicable Arbitration Service of Portland rules. The party bringing the dispute to arbitration shall cover all costs of the arbitration until such time as the arbiter may choose to allocate costs differently. Member and Urban Office Place are entitled to discovery sufficient to adequately arbitrate their Covered Disputes, including, but not limited to, access to essential documents and witnesses, as determined by the arbitrator. The arbitrator shall apply the law designated in this Agreement. The arbitrator shall have the discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that would otherwise be available in court. The arbitrator will issue a written arbitration decision that reveals the essential findings and conclusions on which the award is based. This arbitration provision shall survive the termination of this Agreement.

11.

Additional Terms.

a.

This Agreement shall inure to the benefit of and bind the parties hereto and their successors, heirs, and assigns.

b.

This Agreement shall constitute the entire Agreement between the parties.

c.

This Agreement shall be governed by the laws of the State of Oregon.

d.

This Agreement may be amended or supplemented only by a written instrument signed by both parties hereto.

e.

This Agreement may be executed in any number of identical counterparts each of which shall be considered an original but together shall constitute but one and the same Agreement.

f.

The captions or paragraph headings are for the convenience and ease of reference only and shall not be construed to limit or alter the terms of the Agreement.

I hereby acknowledge that I have read and understood all of the terms and conditions contained in this Agreement and further agree to be bound to this Agreement regarding my participation in and use of the Services.

SIGNED on your behalf (Member):	ACCEPTED by Urban Office Place:

Name (printed):	Name (printed):

Company:	Company:

Date (MM/DD/YY):	Date (MM/DD/YY):

Exhibit A:

Membership Services Summary

Services by Membership Type:

	Coworking	Dedicated Desk	Private Office
24x7 Access to UOP Space	X	X	X
Flexible Payment Options	X	X	X
Free Conference Room Access	3 Hours/Week	4 Hours/Week	5 Hours/Week
Conference Room Rental at Discounted Member Rates (Pay as You Go)	X	X	X
Participate in Member only-events	X	X	X
Access to online network of local professionals	X	X	X
Wireless Internet	X	X	X
Access to Kitchen & Supplies	X	X	X
Parking - First Come First Served	X	X	X
Printing	Unmetered**	Unmetered**	Unmetered**
Mailbox/Use of business address		X	X
Assigned Workspace in Shared Environment		X	X
Lockable storage		X	X
VOIP Phone & Service Available for Purchase		X	X
Private Network Activation	Additional Fee Required	Additional Fee Required	Additional Fee Required
Proof of General Business Liability Insurance Required	Yes*	Yes*	Yes*
Monthly Price	$295/Member	$395/Desk	$995-1995/Office

* Urban Office Place requires that all Members purchase and maintain personal property and commercial general liability insurance covering Member and Member’s Authorized Users for property loss and damage, personal injury of any person, and prevention of or denial of use of or access to all or part of the premises, with policy limits in the minimum amounts of $1,000,000 per occurrence and $2,000,000 in the aggregate. Member will ensure that Urban Office Place is named as an additional insured on the insurance policy and that under that policy Member waives any rights of subrogation Member may have against Urban Office Place or the landlord of the premises. Member shall provide a Certificate of Insurance showing Urban Office Place as an additional insured to Urban Office Place upon Member’s first use of the premises or earlier.

** Urban Office reserves the right to change printing from an unmetered to metered, pay per page, basis at their discretion, based on cumulative use of all members or individual members.

EXHIBIT B:

COMMUNITY STANDARDS

Urban Office Place Members and their visitors, representatives, and Authorized Users, when on the premises or using the Services will not:

1.

Disturb other Members or impair their rights to quiet enjoyment of the premises;

2.

Fail to maintain Urban Office common spaces or facilities, or otherwise leave the facilities disorderly or damaged;

3.

Fail to clean or return borrowed equipment, including dishes and other kitchen supplies;

4.

Listen to radios and other such equipment except with headphones;

5.

Conduct phone conversations, conference calls, or video conferences in a manner that might disturb other members and will promptly terminate or relocate such activities on notifications of disturbance by another Member or Front Desk Associate;

6.

Abuse the Conference Room policy and any fees for use (if applicable);

7.

Lend keys or fobs or give codes to anyone; allow a nonmember to use the space when not accompanied by Member; or cede responsibility for Members’ guests’ actions;

8.

Bring pets into the premises at any time;

9.

Bring bicycles into the premises without written permission;

10.

Place any signs or lettering anywhere in the premises or building without the consent of Urban Office Place;

11.

Keep any flammable or hazardous substances in the premises;

12.

Spam, post or download files that Member knows or should know are illegal or that Member has no rights to;

13.

Access any other device connected to the Urban Office Place network or the Internet that Member does not have permission to access;

14.

Use the Services in connection with contests, pyramid schemes, chain letters, junk email, spamming or any duplicative or unsolicited message (commercial or otherwise);

15.

Defame, abuse, harass, stalk, threaten, discriminate or otherwise violate the legal rights (such as rights of privacy and publicity) of others;

16.

Publish, post, upload, distribute or disseminate any inappropriate, profane, defamatory, obscene, indecent or unlawful topic, name, material or information on or through Urban Office Place servers;

17.

Use any material or information, including images or photographs, which are made available through the Services in any manner that infringes any copyright, trademark, patent, trade secret, or other proprietary right of any party;

18.

Upload files that contain viruses, Trojan horses, worms, time bombs, cancelbots, malware, corrupted files, or any other similar software or programs that may damage the operation of another’s computer or property of another;

19.

Restrict or inhibit any other Member from using and enjoying the Services;

20.

Violate any code of conduct or other guidelines which may be applicable for any particular Service;

21.

Harvest or otherwise collect information about others, including email addresses, without the authorization or consent of the disclosing party;

22.

Use tobacco products or marijuana while in our building;

23.

Cause or permit disturbances, create odors or situations any of which would be offensive to Members or that would interfere with normal operations;

24.

Set up an independent wireless network at our building without our consent and approval from our technology staff;

25.

Bring space heaters, humidifiers/dehumidifiers, microwaves, floor fans, anything with an open flame, electric kettles, hot plates, refrigerators, coffee machines, or other items that have high electrical usage or pose a fire risk;

26.

Use our building as a substitute for sleeping accommodations overnight;

27.

Describe Urban Office Place as a business partner without written permission; nor

28.

Violate any applicable laws or regulations.

EXHIBIT C

AUTHORIZED USER REGISTRATION

(To be signed by additional Employee, Independent Contractor, or Agent)

Company/Member:

I, name as listed below in Authorized User, acknowledge receipt of a copy of and hereby agree to the Urban Office Place Community Standards (“Standards”), and as it may be updated from time to time. I understand that a violation of the Standards could result in immediate termination of use of Urban Office Place Services, at the sole discretion of Urban Office Place’s managers.

I acknowledge that my use of certain Urban Office Place Services may result in additional charges and fees to my account, or the Company/Member account under which I am registered.

At termination as the Authorized User of a Member or at the request of a Urban Office Place manager, I will return all property of Urban Office Place.

Name of Authorized User	Phone Number	Email	Birthday	Signature

COMPANY/MEMBER:___________________________________________

Print Name / Title:______________________________________________

Date Signed:___________________________________________________